EXHIBIT NUMBER 11


                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

The following table shows the computation of the basic and diluted earnings per share for the nine months ended September 30 (dollars in thousands, except per share amounts):

                                                              Weighted average
                                          Net income          number of shares       Earnings per share
                                          ----------          ----------------       ------------------
          9/30/03
Earnings per share, basic                 $   5,934               7,520,021               $   0.79
Effect of stock options-net                                         121,538
                                                                  ---------
Earnings per share, diluted               $   5,934               7,641,559               $   0.78
          9/30/02
Earnings per share, basic                 $   6,277               7,473,598               $   0.84
Effect of stock options-net                                         132,590
                                                                  ---------
Earnings per share, diluted               $   6,277               7,606,188               $   0.83





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